Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D described below) of a statement on Schedule 13D (including amendments thereto) with respect to shares of the common stock, par value $0.0001, of New Frontier Media, Inc., and (ii) agree that this Agreement be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the dates written below.

LFP BROADCASTING, LLC

By:     /s/Michael H. Klein, President

Michael H. Klein, President

Date: December 7, 2012

FLYNT BROADCAST, INC.

By:     /s/Michael H. Klein, President

Michael H. Klein, President

Date: December 7, 2012